EXHIBIT 99.2

Trammell Crow Company

Statements of Income

(in thousands, except share and per share data)

(UNAUDITED)

	For the Nine Months		For the Three Months
	Ended September 30,		Ended September 30,
	2006	2005	2006	2005
	(A)	(A)		(A)
Revenues:
User Services:
Facilities management	$198,305	$173,604	$67,105	$59,076
Corporate advisory services	155,241	114,287	57,584	49,498
Project management	101,595	85,503	38,133	28,216
	455,141	373,394	162,822	136,790
Investor Services:
Property management	100,521	102,801	33,730	34,246
Brokerage	105,785	96,752	34,274	35,296
Construction management	9,144	8,381	3,134	3,207
	215,450	207,934	71,138	72,749

Development and construction	31,551	24,168	13,130	9,223
Total Revenues	702,142	605,496	247,090	218,762

Costs and expenses:
Salaries, wages and benefits	451,382	399,089	160,173	140,787
Commissions	119,907	98,790	43,705	41,834
General and administrative	118,586	100,763	39,301	35,736
Depreciation and amortization	8,419	6,870	3,500	2,335
Interest	6,405	3,270	2,976	1,320
Total Expenses	704,699	608,782	249,655	222,012

Gain on disposition of real estate	19,370	9,759	16,132	7,285
Operating income	16,813	6,473	13,567	4,035
Interest and other income	3,710	2,073	1,765	672
Income from continuing operations before income taxes, minority interest and income from investments in unconsolidated subsidiaries	20,523	8,546	15,332	4,707
Income tax expense	(7,714)	(3,111)	(5,667)	(1,726)
Minority interest, net of income taxes (B)	(256)	1,321	(388)	(1,930)
Income from investments in unconsolidated subsidiaries, net of income taxes (B)	11,569	6,064	5,463	1,497
Income from continuing operations	24,122	12,820	14,740	2,548
Income from discontinued operations, net of income taxes (B)	3,207	12,014	1,133	11,969
Income before cumulative effect of a change in accounting principle	27,329	24,834	15,873	14,517
Cumulative effect of a change in accounting principle, net of income taxes (B)	1,011	—	—	—
Net income	$28,340	$24,834	$15,873	$14,517

Diluted income per share:
Income from continuing operations	$0.65	$0.35	$0.40	$0.07
Income from discontinued operations	0.09	0.33	0.03	0.33
Cumulative effect of a change in accounting principle	0.03	—	—	—
Net income	$0.77	$0.68	$0.43	$0.40

Weighted average common shares outstanding	36,778,640	36,292,969	36,668,451	36,679,610

Net income	$28,340	$24,834	$15,873	$14,517
Depreciation and amortization (C)	9,445	7,975	3,794	2,609
Interest(D)	7,564	5,672	3,486	1,992
Income tax expense	17,144	14,218	9,067	8,397
EBITDA (E)	$62,493	$52,699	$32,220	$27,515

(A) In accordance with the discontinued operations provisions of FAS 144, certain revenues and expenses for the six months ended June 30, 2006, and for the three and nine months ended September 30, 2005, have been reclassified to conform to the presentation for the three months ended September 30, 2006. These reclassifications did not have any impact on net income or EBITDA.

(B) Income tax expense has been calculated using an effective tax rate applicable to these line items.

(C) Includes depreciation and amortization related to discontinued operations of $294  and $1,026  for the three and nine months ended September 30, 2006, respectively, and $274 and $1,105 for the three and nine months ended September 30, 2005, respectively.

(D) Includes interest related to discontinued operations of $510 and $1,159 for the three and nine months ended September  30, 2006, respectively, and $672 and $2,402 for the three and nine months ended September 30, 2005, respectively.

(E) EBITDA represents earnings before interest, income taxes and depreciation and amortization. The Company believes that EBITDA is a meaningful measure of the Company’s operating performance, cash generation and ability to service debt. However, EBITDA should not be considered as an alternative to: (1) net earnings (determined in accordance with accounting principles generally accepted in the United States (“GAAP”)); (2) operating cash flow (determined in accordance with GAAP); or (3) liquidity. The Company also believes that EBITDA is sometimes useful to compare the operating results of companies within an industry due to the fact that it eliminates the effects of certain financing and accounting decisions. The Company’s calculation of EBITDA may, however, differ from similarly titled items reported by other companies.